Exhibit 21.1

SUBSIDIARIES OF TRANSDIGM GROUP INCORPORATED

TransDigm Inc. is a wholly owned subsidiary of TransDigm Group Incorporated.

TransDigm Inc. owns, directly or indirectly, the following subsidiaries:

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization

Acme Aerospace, Inc.	Delaware

Adams Rite Aerospace, Inc.	California

AeroControlex Group, Inc.	Delaware

Aircraft Parts Corporation	New York

Aviation Technologies, Inc.	Delaware

Avionic Instruments LLC	Delaware

Avtech Corporation	Washington

Bruce Aerospace, Inc.	Delaware

Bruce Industries, Inc.	Colorado

CDA InterCorp LLC	Florida

CEF Industries, LLC	Delaware

Champion Aerospace LLC	Delaware

Dukes Aerospace, Inc.	Delaware

Hartwell Corporation	California

Malaysian Aerospace Services, Inc.	Delaware

Marathon Power Technologies Limited	England

MarathonNorco Aerospace, Inc.	Delaware

McKechnie Aerospace (Europe) Ltd.	England

McKechnie Aerospace DE, Inc.	Delaware

McKechnie Aerospace Holdings, Inc.	Delaware

McKechnie Aerospace Investments, Inc.	Delaware

McKechnie Aerospace US LLC	Delaware

Mecanismos De Matamores S.A. de C.V.	Mexico

Semco Instruments, Inc.	Delaware

Skurka Aerospace Inc.	Delaware

Texas Rotronics, Inc.	Texas

Technical Airborne Components Industries SPRL	Belgium

Technical Airborne Components Limited	England

Transicoil (Malaysia) Sendirian Berhad	Malaysia

Transicoil LLC	Delaware

Western Sky Industries LLC	Delaware

TransDigm Inc. also operates a division under the name AdelWiggins Group